EXHIBIT 99.1
Citizens, Inc. Reports Full Year and Fourth Quarter 2025 Financial Results

•Highest ever full year total revenues: $255.6 million in 2025, up from $245.0 million in 2024.
Adjusted total revenues of $255.5 million in 2025, from $247.6 million in 2024.
•Record quarter for total revenues: $72.1 million in Q4 2025, up from $63.5 million in Q4 2024. Adjusted total revenues of $70.2 million in Q4 2025, from $67.6 million in Q4 2024.
•Income before federal income tax of $17.5 million in 2025, from $15.0 million in 2024.
Adjusted income before federal income tax in full year 2025 of $17.3 million, from $21.3 million in 2024.
•Income before federal income tax of $7.9 million in Q4 2025, from $3.7 million in Q4 2024. Adjusted income before federal income tax of $6.0 million in Q4 2025, from $8.0 million in Q4 2024.
•Book value per Class A share of $4.67 on December 31, 2025 increased from $4.21 on December 31, 2024. Adjusted book value per Class A share of $6.43 on December 31, 2025, from $6.14 on December 31, 2024.

AUSTIN, TX – March 12, 2026 – Citizens, Inc. (NYSE: CIA), a leading diversified financial services company specializing in life, living benefits, and final expense insurance, today reported results for the fourth quarter and full year ended December 31, 2025.

“Delivering tangible results is a key step as we progress along our strategic roadmap. We finished the year with record full year and fourth quarter revenue and record total direct insurance in force of $5.43 billion. This was driven by broadening our product offerings and distribution reach. Our producing agents have increased 22% since the fourth quarter 2024. This is the thirteenth consecutive quarter of year-over-year growth in first year premiums, driven by our rapidly expanding sales force and innovative products,” said Jon Stenberg, President and Chief Executive Officer. “Investment in our strategic roadmap reinforces our leadership and is designed to deliver clear growth for premiums and adjusted book value per share. Additionally, we remain fully committed to sustainable profitable growth and capital management, as evidenced by our positive net cash from operations every year since 2004, and remain committed to extending this track record.”

“Looking ahead, we expect revenue and profit growth for the full year 2026. We believe we’re well positioned to drive long-term value creation for both our customers and shareholders, supported by our robust global business model, disciplined execution, and favorable demographic tailwinds worldwide. Our competitive advantages in expanding niche markets worldwide, rapidly growing our sales force, and expertise in profitable product development reinforce our positive outlook,” concluded Stenberg.

Reporting Segments Reclassification
Effective December 31, 2025, Citizens reorganized its insurance reporting structure, shifting from Life Insurance and Home Service Insurance segments to International Insurance and Domestic Insurance segments. Management believes this realignment enhances transparency and more accurately reflects the manner in which we operate the business, evaluate performance, and execute our strategic priorities.

Citizens has recast prior-period segment information to conform to the new segment structure. These changes affect only how we present results by segment and had no impact on our consolidated balance sheets, consolidated statements of operations and comprehensive income (loss), or consolidated cash flows statements.

Recent Business Highlights
Record setting results and highlight accomplishments for Citizens during the full year ended December 31, 2025, including:
•Record number of producing agents: increased global network of producing agents, up 22% since December 31, 2024.
•Highest-ever amount of total direct insurance in force: $5.43 billion of total direct insurance in force at December 31, 2025, up 3.9% compared to the same period in 2024.
•Second highest amount of insurance issued in a year of $1.1 billion in 2025.
•Direct insurance premiums of $188.8 million in 2025, up 6% from $178.8 million in 2024 driven by sales of our new product offerings and expanded distribution in our Domestic Insurance segment. First year premiums have increased year-over-year for thirteen consecutive quarters.
•In 2025, total premium revenues increased for the second straight year.

Fourth Quarter 2025 Financial Results
•Record quarter for total revenues: $72.1 million in Q4 2025, up 14% from $63.5 million in Q4 2024. Adjusted total revenues of $70.2 million in Q4 2025, increased 4% from $67.6 million in Q4 2024.
•Income before federal income tax of $7.9 million in Q4 2025, from $3.7 million in Q4 2024. Adjusted income before federal income tax of $6.0 million in Q4 2025, from $8.0 million in Q4 2024.
•Total assets of $1.8 billion, cash and cash equivalents of $23.0 million and no debt at December 31, 2025.
•Book value per Class A share of $4.67 on December 31, 2025 increased 11% over the year-ago period. Book value per Class A share excluding accumulated other comprehensive income (loss) (AOCI) of $6.43 on December 31, 2025 increased 5% over the year-ago period. The Company has achieved twelve consecutive quarters of book value per Class A share growth.

All-time high total revenues in a quarter of $72.1 million in the fourth quarter of 2025, increased from $63.5 million in the year-ago quarter, driven by $6.0 million increase in investment related gains due primarily from write-down the Company’s investment in BlackRock’s ESG Investment Fund in Q4 2024, combined with Q4 2025 increases in all other operating items; $1.1 million increase in net investment income due to our diversified investment strategy, $0.8 million increase in other income related to the issuance of supplemental contracts, and $0.7 million increase in premium revenue.

Total benefits and expenses increased to $64.2 million in the fourth quarter of 2025, from $59.8 million in the same year-ago quarter due to higher reserves and general expenses. The increase in future policy benefit reserves was a result of continued strong sales leading to new insurance issued. Additionally, continued investment in the growth of the business led to $1.4 million of higher general expenses. Matured endowment benefits increased slightly in Q4 2025 compared to year-ago quarter. These maturities were contractually expected and were at their highest level in 2025; the Company expects reduced levels of maturities starting in 2026 over the next few years as fewer of these contracts expire.

Income before federal income tax of $7.9 million in Q4 2025, increased from $3.7 million in Q4 2024. Net income for the fourth quarter of 2025 was $7.3 million, or $0.14 income per fully diluted Class A share, from $3.6 million net income, or $0.07 income per fully diluted Class A share, in the prior year quarter. This increase was driven by the increase in total revenues and lower total insurance benefits paid or provided, partially offset by higher general expenses. Adjusted net income of $5.6 million, or $0.11 adjusted income per fully diluted Class A share, in Q4 2025, from $7.8 million adjusted net income, or $0.15 adjusted income per fully diluted Class A share, in the year-ago quarter. Adjusted net income excludes investment related gains (losses) and loss from ceased property insurance business and discrete items.

The definitions of Non-GAAP information and comparable GAAP information is included in the Explanatory Notes on Use of Non-GAAP Measures section and defines and reconciles measures not presented in accordance with generally accepted accounting principles (“GAAP”) (a “non-GAAP Financial Measure”).

Investments
Net investment income of $18.4 million for the fourth quarter of 2025, an increase from $17.3 million in the same year-ago quarter, as the Company has been investing in investment grade private placement fixed income securities and structured notes where it expects higher returns. This investment strategy, along with the receipt of a one-time special dividend of $1.7 million from a limited partnership investment, led to higher net investment income in the full year 2025 compared to 2024. The average pre-tax yield on the investment portfolio was at 4.67% in 2025 from 4.56% in the prior year.

The carrying value of the Company’s fixed maturity securities investment portfolio at December 31, 2025 was $1.3 billion, an increase from $1.2 billion at December 31, 2024.

Cash Flow
Positive net cash provided by operating activities was $18.0 million for the full year 2025. The Company has had positive net cash provided by operating activities annually since 2004. The Company had cash and cash equivalents of $23.0 million and no debt at December 31, 2025.

Key Growth Initiatives
Citizens’ strategic roadmap is designed to deliver sustainable growth in premiums, adjusted net income, and adjusted book value per share. Citizens’ key growth initiatives:
•Increase first year premium revenues
•Increase penetration in new and existing countries served
•Introduce products or major product enhancements
•Enhance agent and client servicing platforms that drive efficiency

About Citizens, Inc.

Citizens, Inc. (NYSE: CIA) is a diversified financial services company providing life, living benefits and final expense insurance and other financial products to individuals and small businesses in the U.S., Latin America, and Asia. Through its customer-centric growth strategy, Citizens offers innovative products to address the evolving needs of its customers in their native languages of English, Spanish, Portuguese, and Mandarin. The Company operates two primary segments: International Insurance, where the Company is a market leader in U.S. Dollar denominated life insurance and Domestic Insurance where it is growing in niche markets in the United States through its final expense products distributed through white-label and established distribution channels. Citizens' stock is included in the Russell 2000® and Russell 3000® indexes. For more information about Citizens, please visit the website at www.citizensinc.com and LinkedIn.

Explanatory Notes on Use of Non-GAAP Measures

In addition to the financial information prepared in conformity with accounting U.S. generally accepted accounting principles (“GAAP”), in this press release, the Company provides certain non-GAAP financial measures that we believe improves understanding of the underlying business trends. Adjustments to GAAP measures generally apply to discrete events and items not indicative of our operating trends.

Adjusted Total Revenues is a non-GAAP measure that excludes investment related gains (losses) from total revenues. Management believes the adjusted total revenues metric is meaningful, as it allows investors to evaluate revenues generated by core business activities excluding items that are heavily impacted by investment market fluctuations.

Adjusted Income Before Federal Income Tax is a non-GAAP measure that is computed as pre-tax GAAP operating income with discrete adjustments that exclude investment related gains (losses), income (loss) from ceased businesses and other special items not indicative of operating trends. Management believes this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors that are not indicative of operating trends.

Adjusted Net Income is a non-GAAP measure that is derived by excluding the tax effected Adjusted Income Before Federal Income Tax adjustments described above. The provision for income tax related to adjusted after-tax income is calculated using our effective tax rate excluding discrete items.

Adjusted Income Per Share of Class A Common Stock Basic and Diluted is a non-GAAP measure that is defined as adjusted net income for the period divided by the weighted average number of basic and fully diluted shares of common stock outstanding for the period.

Adjusted Book Value Per Share of Class A Common Stock is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period. Management believes this metric is meaningful, as it allows investors to evaluate underlying book value growth by excluding the impact of interest rate volatility.

Selected Consolidated Financial Data

As of and for the periods ended	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2025	2024	2025	2024
Balance sheet data
Total assets	$1,754,760	1,685,325	1,754,760	1,685,325
Total liabilities	1,519,775	1,474,970	1,519,775	1,474,970
Total stockholders' equity	234,985	210,355	234,985	210,355
Total direct insurance in force	5,431,721	5,227,506	5,431,721	5,227,506

Operating items
Direct insurance premiums	$53,423	51,108	188,766	178,841
Insurance premiums	49,883	49,199	176,371	173,328
Net investment income	18,376	17,308	72,039	69,712
Investment related gains (losses), net	1,881	(4,163)	140	(2,626)
Total revenues	72,070	63,474	255,616	245,001

Claims and surrenders	40,431	41,961	165,025	146,082
Other general expenses	13,598	12,194	53,041	52,266
Total benefits and expenses	64,206	59,758	238,146	230,021

Income (loss) before federal income tax	7,864	3,716	17,470	14,980
Federal income tax expense (benefit)	526	95	2,879	68
Net income (loss)	7,338	3,621	14,591	14,912

Per share data
Book value per share	$4.67	4.21	4.67	4.21
Diluted income (loss) per Class A share	0.14	0.07	0.28	0.29

Definition of Reported Segments
The Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. The insurance operations are the Company's primary focus and are the lead income generators of the business.

International Insurance – Our International Insurance segment issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly to non-U.S. residents located principally in Latin America and the Pacific Rim. Our products in this segment are sold through independent agents.

Domestic Insurance – Domestically, we are licensed in 43 U.S. states and sell whole life final expense insurance and life insurance with living benefits and critical illness products. The Domestic Insurance segment provides life insurance policies marketed to middle- and lower-income households. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

As of and for the periods ended	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2025	2024	2025	2024
INTERNATIONAL INSURANCE SEGMENT
Balance sheet data
Total assets	$1,190,736	1,151,562	1,190,736	1,151,562

Operating items
Direct insurance premiums	$35,571	35,495	120,177	120,456
Insurance premiums	35,109	35,222	118,355	118,803
Net investment income	12,747	12,239	50,869	49,174
Investment related gains (losses), net	1,509	(3,921)	(478)	(1,929)
Total revenues	51,287	44,664	175,659	170,582

Claims and surrenders	33,545	35,513	139,017	117,730
Total benefits and expenses	43,715	40,753	161,277	147,070

Income (loss) before federal income tax	7,572	3,911	14,382	23,512

DOMESTIC INSURANCE SEGMENT
Balance sheet data
Total assets	$529,357	498,526	529,357	498,526

Operating items
Direct insurance premiums	17,852	15,613	68,589	58,385
Insurance premiums	14,774	13,977	58,016	54,525
Net investment income	5,434	4,895	20,420	19,654
Investment related gains (losses), net	352	(252)	587	(680)
Total revenues	20,568	18,626	79,051	73,469

Claims and surrenders	6,886	6,448	26,008	28,352
Total benefits and expenses	18,256	16,753	66,918	71,555

Income (loss) before federal income tax	2,312	1,873	12,133	1,914

GAAP to Non-GAAP Reconciliations

Reconciliation of Adjusted Total Revenues

For the periods ended	Three Months Ended December 31,		Year Ended December 31,
Unaudited (In thousands)	2025	2024	2025	2024
Total revenues	$72,070	63,474	255,616	245,001
Less:
Investment related gains (losses)	1,881	(4,163)	140	(2,626)
Adjusted total revenues	$70,189	67,637	255,476	247,627

Reconciliation of Adjusted Income Before Federal Income Tax

For the periods ended	Three Months Ended December 31,		Year Ended December 31,
Unaudited (In thousands)	2025	2024	2025	2024
Income (loss) before federal income tax	$7,864	3,716	17,470	14,980
Less:
Investment related gains (losses)	1,881	(4,163)	140	(2,626)
Property insurance business income (loss)	—	(130)	—	(204)
Legal fee accrual	—	—	—	(3,500)
Adjusted income before federal income tax	$5,983	8,009	17,330	21,310

Reconciliation of Adjusted Net Income

For the periods ended	Three Months Ended December 31,		Year Ended December 31,
Unaudited (In thousands)	2025	2024	2025	2024
Net income (loss)	$7,338	3,621	14,591	14,912
Less:
Investment related gains (losses)	1,881	(4,163)	140	(2,626)
Property insurance business income (loss)	—	(130)	—	(204)
Legal fee accrual	—	—	—	(3,500)
Income tax impact	(126)	110	290	(793)
Adjusted net income	$5,583	7,804	14,161	22,035

Reconciliation of Adjusted Income Per Share of Class A Common Stock

For the periods ended	Three Months Ended December 31,		Year Ended December 31,
Unaudited (In thousands, except per share amounts)	2025	2024	2025	2024
Basic and diluted adjusted income per share:
Adjusted net income	$5,583	7,804	14,161	22,035

Weighted average shares of Class A outstanding - basic	50,295	49,904	50,145	49,738
Weighted average shares of Class A outstanding - diluted	51,607	50,915	51,456	50,748

Basic adjusted income per share of Class A common stock	$0.11	0.16	0.28	0.44
Diluted adjusted income per share of Class A common stock	$0.11	0.15	0.28	0.43

Reconciliation of Stockholders' Equity and Book Value per Class A Common Share

	As of December 31,
Unaudited (In thousands, except per share data)	2025	2024
Stockholders' equity, end of period	$234,985	210,355
Less: Accumulated other comprehensive income (loss) (AOCI)	(88,421)	(95,965)
Stockholders' equity, end of period, excluding AOCI	$323,406	306,320

Book value per Class A common share - diluted	$4.67	4.21
Less: Per share impact of AOCI	(1.76)	(1.93)
Book value per Class A common share - diluted, excluding AOCI	$6.43	6.14

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "believe," "project," "intends," "continue" or comparable words. Such forward-looking statements may relate to the Company’s expectations regarding its business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Citizens, Inc. Investor Relations Contacts
Darrow Associates Investor Relations
Jeff Christensen and Matt Kreps
Email: CIA@darrowir.com (Jeff and Matt)
Phone: 703-297-6917 (Jeff) and 214-597-8200 (Matt)